Exhibit 99.1

Socket Media Contact:	Editorial Contact:
Krista Rogers	Catherine Koo or Nicole Wasowski
Marketing Communications Specialist	Lewis PR
(510) 933-3055	(415) 992-4400
krista@socketmobile.com	socketmobile@lewispr.com

Socket Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Reports Second Quarter 2009 Financial Results
Handheld computer sales up 5% sequentially; 39% of Q2 revenue

NEWARK, Calif., - July 23, 2009 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported financial results for the 2009 second quarter ended June 30, 2009.

Revenue for the second quarter of 2009 was $4.1 million, compared to revenue of $7.5 million for the same quarter a year ago and $4.8 million in the immediately preceding quarter. Net loss for the second quarter of 2009 was $945,000, or a loss of $0.27 per share, compared to a net loss of $149,000, or a loss of $0.05 per share, in the second quarter of 2008 and a net loss of $712,000, or a loss of $0.22 per share, in the immediately preceding quarter. The portion of the net loss attributable to stock option expensing in the second quarter of 2009 was $167,000, or $0.05 per share, compared to $175,000, or $0.05 per share, in the second quarter of 2008 and $153,000, or $0.05 per share, in the immediately preceding quarter.

Operating expenses for the second quarter of 2009 were $2.6 million, a decrease of 31 percent compared to operating expenses of $3.8 million for the same quarter a year ago, and a decrease of 9 percent compared to operating expenses of $2.9 million in the immediately preceding quarter.

Cash and cash equivalents were approximately $1.7 million at June 30, 2009, compared to $1.4 million at March 31, 2009.

Kevin Mills, president and chief executive officer, commented, "Our second quarter results reflect continued slowdowns in business purchases and deployments of mobile solutions as a result of the challenging economy. Despite the slowdowns, our SoMo 650 handheld computer continues to gain traction in the business mobility market with record quarterly sales in the second quarter. Handheld computer sales were up 5 percent over the previous quarter and up 56 percent over the second quarter a year ago, and now represent 39 percent of our quarterly revenues.

"The addition of ScanSource this month as a major new distributor of our products in North America significantly extends our sales outreach for our bar code scanning product line through the thousands of resellers served by ScanSource in key vertical markets. We believe we are well positioned to resume growth as the economy improves."

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 328252#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com. From the home page, choose "About Socket"/"Investor Relations"/"Conference Calls and Events." A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

Socket supplies expandable and durable handheld computer systems and peripherals which enable business mobility solutions to be widely deployed in healthcare and hospitality vertical markets as well as other mobile markets. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com

Socket is a registered trademark of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners.© 2009 Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements with respect to the distribution, timing and market acceptance of our products, and statements predicting trends, sales, order activity, backlog and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to: the risk that shipments of our products may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital; the risk that market acceptance and sales opportunities may not happen as anticipated; the risk that our integrator program and current distribution channels may not choose to distribute our products or may not be successful in doing so; the risk that acceptance of our products in vertical application markets may not happen as anticipated; and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission. Socket Mobile does not undertake any obligation to update any forward-looking statements.

--Financial tables to follow--

Socket Mobile, Inc. Summary Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenue	$ 4,143	$ 7,493	$ 8,915	$ 13,663
Cost of revenue	2,428	3,855	4,975	7,007
Gross profit	1,715	3,638	3,940	6,656
Gross profit percent	41%	49%	44%	49%
Research and development	727	1,145	1,503	2,332
Sales and marketing	1,309	1,966	2,723	3,910
General and administrative	549	622	1,191	1,427
Amortization of intangibles	15	32	47	64
Total operating expenses	2,600	3,765	5,464	7,733
Interest (income) expense, net	52	14	117	15
Deferred tax provision	8	8	16	16
Net operating loss	$ (945)	$ (149)	$ (1,657)	$ (1,108)
Basic and diluted net loss per share	$ (0.27)	$ (0.05)	$ (0.50)	$ (0.35)
Weighted average shares outstanding: Basic and diluted	3,444	3,213	3,337	3,207

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	June 30, 2009 (Unaudited)	December 31, 2008*
Cash	$ 1,684	$ 757
Accounts receivable	2,001	3,335
Inventories	2,526	3,930
Other current assets	236	387
Property and equipment, net	911	977
Goodwill	9,798	9,798
Intangible technology	300	347
Other assets	203	226
Total assets	$ 17,659	$ 19,757

Accounts payable and accrued liabilities	$ 2,954	$ 4,288
Bank line of credit	1,201	1,006
Deferred income on shipments to distributors	1,898	2,434
Other liabilities	385	354
Common stock	55,795	54,592
Accumulated deficit	(44,574)	(42,917)
Total Liabilities and Equity	$ 17,659	$ 19,757
*Derived from audited financial statements.

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